UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2016

Resource Real Estate Opportunity REIT II, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-55430

Maryland	80-0854717
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1845 Walnut Street, 18th Floor, Philadelphia, PA, 19103
(Address of principal executive offices) (Zip code)

(215) 231-7050
(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 31, 2016, Resource Real Estate Opportunity REIT II, Inc. (the “Company”), through its operating partnership, entered into an agreement to purchase a multifamily community located in the Dallas, Texas metropolitan area (the “Dallas Property”) from an unaffiliated seller, Dallas Santa Rosa-476, Inc., a Texas corporation. The Dallas Property is a multifamily community with 476 units located on an approximately 19-acre site with amenities, including but not limited to a clubhouse, fitness center, and two outdoor pools. The Dallas Property was constructed in 1991 and is currently 97% leased.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 28, 2016, the Company, through a wholly-owned subsidiary, closed on the purchase of the Dallas Property. The contract purchase price for the Dallas Property was approximately $71.0 million, excluding closing costs. The Company funded the purchase price with proceeds from its initial public offering. The Company believes that the Dallas Property is suitable for its intended purpose and adequately insured; however, the Company intends to make certain renovations to the Dallas Property. The Company intends to upgrade unit interiors at the property.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements.

Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that we intend to file the required financial statements on or before September 14, 2016, by amendment to this Form 8-K.

(b) Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

Dated: July 1, 2016	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)